Exhibit 15.1

Acknowledgement of Independent Registered Public Accounting Firm

August 8, 2008

The Board of Directors

United Stationers Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 333-134058, No. 333-120563, No. 333-66352, and No. 333-37665) of our report of United Stationers Inc. dated August 7, 2008, relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. that are included in its Form 10-Q for the quarter ended June 30, 2008.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ ERNST & YOUNG LLP